SUB-ITEM 77M:  MERGERS

     Pursuant to the Securities
 Act of 1933, as amended, and
the General Rules and
Regulations thereunder, a
Registration Statement on
 Form N-14, SEC File No. 333-163305, was
filed on November 24, 2009.
This filing relates to an
 Agreement and Plan of
Reorganization
whereby Government Obligations
 Fund (Surviving Fund), a
portfolio of Money Market
Obligations
Trust, acquired all of the
assets of Federated Short-Term
U.S. Government Trust (Acquired
Fund), also a portfolio of Money
Market Obligations Trust, in
exchange for shares of the Surviving
Fund. Shares of the Surviving
Fund were distributed on a pro
rata basis to the shareholders of
the Acquired Fund in complete
liquidation and termination of
the Acquired Fund.  As a result,
effective March 5, 2010, each
shareholder of the Acquired Fund
 became the owner of Surviving
Fund shares having a total net
asset value equal to the total
net asset value of his or her holdings
in the Acquired Fund.
     The Agreement and Plan of
Reorganization providing for
 the transfer of the assets of the
Acquired Fund to the Surviving
 Fund was approved by the Board
of Trustees at their Regular
Meeting held on November 12, 2009
 and was also approved by
Acquired Fund shareholders at a
Special Meeting held on February
19, 2010.
     The Agreement and Plan of
Reorganization for this merger
is hereby incorporated by
reference from the definitive
Prospectus/Proxy Statement filed with
the SEC on January 12, 2010.